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INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Optical Communication Products, Inc.
Chatsworth, California

We consent to the incorporation by reference in Registration Statement No. 333-49452 of Optical Communication Products, Inc. on Form S-8 of our report dated November 14, 2000, appearing in this Annual Report on Form 10-K of Optical Communication Products, Inc. for the year ended September 30, 2000.



Los Angeles, California
December 14, 2000